PRESS RELEASE

Contact:
Todd A. Gipple
Executive Vice President
Chief Financial Officer
(309) 736-3580

FOR IMMEDIATE RELEASE
November 1, 2001

Quad City Holdings, Inc.
Announces Name Change to QCR Holdings, Inc.
and
First Quarter Earnings Results

     Quad City Holdings, Inc. announced that, effective today, the Company has changed its name to QCR Holdings, Inc. The name change was approved by the Company's stockholders at the October 24, 2001 annual stockholders meeting. "We believe that this new name will maintain our exposure in the Quad Cities marketplace, while increasing our identification in our new marketplace of Cedar Rapids, Iowa," said Doug Hultquist, President and Chief Executive Officer. He added, "It is important to us that our Company name reflect our intention to continue expanding our presence in the Quad Cities area, as well as our plan to reflect our intention to create a significant banking presence in the Cedar Rapids community with our new bank subsidiary, Cedar Rapids Bank and Trust Company."

     The Company's common stock will continue to trade on the Nasdaq SmallCap Market under a new symbol of QCRH.

     The Company also announced earnings for the first fiscal quarter ended September 30, 2001 of $648,000, or both basic and diluted earnings per share of $.26. For the quarter ended September 30, 2000, the Company reported earnings of $660,000, or basic and diluted earnings per share of $.29 and $.28, respectively.

     The slight reduction in earnings for the quarter ended September 30, 2001, as compared to the same period one year ago, was the result of significant initial start-up expenses associated with the Company's expansion to the Cedar Rapids, Iowa market, offset by improved earnings at the Company's Quad City Bank & Trust subsidiary.

     Michael Bauer, Chairman of the Company and President and Chief Executive Officer of Quad City Bank & Trust noted, "We are extremely pleased with the improved operating results at Quad City Bank & Trust. For the quarter, we reported bank earnings of $1,150,000, which is an improvement of more than $310,000, or 38%, from the same quarter last year and represents a fiscal year to date annualized return on assets of 1.13% and return on equity of 15.01%. Significant improvement in the bank's net interest margin and strong earnings from the sale of residential real estate loans were the main contributors to the strong quarter for Quad City Bank & Trust."

     "While first quarter earnings are down slightly from last year, given the more than $400,000 in start-up expenses we incurred getting the Cedar Rapids operations up and running, we are extremely pleased that nearly all of these start-up expenses were offset by significant earnings improvements at Quad City Bank & Trust," noted Todd Gipple, Executive Vice President and Chief Financial Officer. He added, "We anticipate continued start-up losses at Cedar Rapids Bank & Trust for the remainder of the fiscal year and through a portion of fiscal year 2003, however, to date these losses have been less than expected."

     "The Cedar Rapids community has embraced Cedar Rapids Bank & Trust since our September 28th grand opening," noted Larry Helling, President and Chief Executive Officer of Cedar Rapids Bank & Trust. He added, "We have assembled an outstanding group of local business leaders for our board of directors, and a talented staff of experienced bankers. We are already seeing a significant number of new commercial and retail relationships come to the bank, and we are quite pleased with the community's reaction to our plan to build a locally managed community-oriented bank with a focus on commercial banking."



     The Company's total assets increased by $24.8 million or 6% to $425.7 million at September 30, 2001 from $400.9 million at June 30, 2001. During the same period, net loans increased by $22.0 million or 8% to $305.6 million from $283.6 million at June 30, 2001. Total deposits increased 4% to $315.5 million at September 30, 2001 from $302.1 million at June 30, 2001. Stockholders' equity rose to $30.1 million at September 30, 2001 as compared to $23.8 million at June 30, 2001.

     Net interest income for the three months ended September 30, 2001 was $3.4 million as compared to $2.9 million for the same period one year ago. For the three month period ended September 30, 2001, net interest margin was 3.64% as compared to 3.36% for the same period in 2000.

     Quad City Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company which serves the Quad City and Cedar Rapids communities via its wholly owned subsidiaries, Quad City Bank and Trust Company, based in Bettendorf, Iowa, and Cedar Rapids Bank and Trust Company, based in Cedar Rapids, Iowa. Quad City Bank and Trust Company, which commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in merchant credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc. based in Moline, Illinois.


     This release may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.





                                                     As of

                                        September 30 June 30,  September 30
                                           2001         2001      2000

(dollars in thousands, except share data)
SELECTED BALANCE SHEET DATA
Total assets                            $ 425,694    $ 400,948 $ 380,976
Securities                                 60,800       56,710    55,548
Total loans                               310,266      287,865   251,782
Allowance for estimated loan losses         4,630        4,248     3,778
Total deposits                            315,544      302,155   298,119
Total stockholders' equity                 30,116       23,817    20,992
Common shares outstanding               2,740,844    2,265,420 2,272,420
Book value per common share             $   10.99    $   10.51 $    9.24

Full time equivalent employees                172          167       156
Tier 1 leverage capital ratio               9.39%        7.78%     7.77%





                                                     As Of
                                      September 30, June 30,     September 30,
                                        2001          2001         2000

(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans                      $   2,172    $   1,232    $     334
Accruing loans past due 90 days or more   1,017          495          802
Other real estate owned                      47           47           -
Total nonperforming assets                3,236        1,774        1,136

Net charge-offs (for the quarter ended/
fiscal year ended)                    $      27    $     259    $      16

Loan mix:
  Commercial                          $ 228,204    $ 209,889    $ 177,217
  Real estate                            43,649       40,587       39,799
  Installment and other consumer         38,413       37,389       34,766
Total loans                             310,266      287,865      251,782







                                             For the Quarter Ended
                                                  September 30
169:
                                                2001          2000
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income                              $     6,950   $     6,978
Interest expense                                   3,520         4,119
Net interest income                                3,430         2,859
Provision for loan losses                            409           176
Noninterest income                                 1,848         1,372
Noninterest expense                                3,926         3,078
Income tax expense                                   295           317
Net income                                           648           660

Earnings per common share (basic)            $      0.26  $        0.29
Earnings per common share (diluted)          $      0.26  $        0.28



AVERAGE BALANCES
Assets                                         $ 414,526     $ 371,254
Deposits                                         309,240       290,126
Loans                                            299,879       246,705
Stockholders' equity                              25,618        20,504


KEY RATIOS
Return on average assets (annualized)             0.63%        0.71%
Return on average common equity (annualized)     10.12%       12.88%
Net interest margin                               3.64%        3.36%
Efficiency ratio                                 74.35%       72.48%






                                                     For the Quarter Ended
                                                          September 30,


                                                       2001         2000
(dollars in thousands, except share data)
ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net of processing cost $     520    $     372
Trust department fees                                   477          505
Deposit service fees                                    238          178
Gain on sales of loans, net                             462          127
Securities gains (losses), net                           (1)          -
Other                                                   152          190
   Total noninterest income                           1,848        1,372

ANALYSIS OF NONINTEREST EXPENSE

Salaries and employee benefits                    $   2,290    $   1,782
Professional and data processing fees                   373          264
Advertising and marketing                               112          127
Occupancy and equipment expense                         530          420
Stationery and supplies                                 105           72
Postage and telephone                                   109           94
Other                                                   407          319

   Total noninterest expenses                         3,926        3,078

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)                      2,454,757    2,275,261
Incremental shares from assumed conversion:
    Options                                           46,408      57,107

Adjusted weighted average shares (b)               2,501,165    2,332,368


(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share